Exhibit 99.1

Ideal Power Announces the Passing of Chairman David B. Eisenhaure

AUSTIN, TX – October 21, 2021 -- Ideal Power Inc. (Nasdaq: IPWR), pioneering the development and commercialization of highly efficient and broadly patented B-TRAN™ bi-directional power switches, today announced with great sadness the passing of David B. Eisenhaure, Chairman of the Board of Directors. Mr. Eisenhaure was an engineering visionary, accomplished inventor and entrepreneur and seasoned public company executive.

Dan Brdar, President and Chief Executive Officer, commented, “Dave’s strategic guidance, technical expertise and business acumen will be greatly missed and his contributions over the years have been immeasurable. On behalf of the Board and the entire Ideal Power team, I want to express my deepest condolences to Dave’s family.”

Prior to Mr. Eisenhaure passing, the Board of Directors began the process of identifying candidates for addition to the Board. This process will continue along with the identification of a new Chairman.

Mr. Eisenhaure served on Ideal Power’s Board since August 2013 and was named Chairman in June 2020. From 1985-2008, he served as the President and CEO of SatCon Technology Corporation, a developer of products for utility, hybrid vehicle, ship building, industrial automation, semiconductor processing, and defense markets. He founded SatCon and was also a director from 1985-2009. SatCon is well known for its work in advanced electric drives; inverter technology for smart grid and photovoltaic applications; and the development of lightweight, high-power electronics, which contributed to the development of practical hybrid and electric vehicles. Mr. Eisenhaure brought SatCon public in 1992 and subsequently oversaw the acquisition of eight private companies and one public company, reorganizing SatCon from an R&D company into a diverse organization with four plants in the United States and Canada. Prior to SatCon, he was the Technical Director of the Energy Systems Division at Draper Laboratory, where he oversaw the development of magnetic bearings, flywheels, energy storage, advanced solid state power converters, advanced motors and generators, and adaptive control systems for highly dynamic and otherwise unstable systems. Prior to Draper, Mr. Eisenhaure worked at MIT's Instrumentation Laboratory, as a graduate student research assistant and later staff engineer, designing and developing electromagnetic and thermal control systems to support the national space and defense programs. From 1985-1997 he was a Lecturer in the Mechanical Engineering Department at MIT. He was awarded over 20 patents covering inventions in magnetic suspensions, motor drives and controls, flywheel systems, automotive components, energy storage, and solid state power converters. He earned a B.S., M.S., and an Engineer's Degree in Mechanical Engineering from MIT.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is pioneering the development of its broadly patented bi-directional power switches, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS / data center and other industrial and military applications. The Company is focused on its patented Bi-directional, Bi-polar Junction Transistor (B-TRAN™) semiconductor technology. B-TRAN™ is a unique double-sided bi-directional AC switch able to deliver substantial performance improvements over today's conventional power semiconductors. Ideal Power believes B-TRAN™ modules will reduce conduction and switching losses, complexity of thermal management and operating cost in medium voltage AC power switching and control circuitry. For more information, visit www.IdealPower.com.

Ideal Power Investor Relations Contact:
LHA Investor Relations

Carolyn Capaccio, CFA

T: 212-838-3777

IdealPowerIR@lhai.com